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                                                                    EXHIBIT 5.24

                       Reconnaissance Technologies Inc.
                         1500 Hornby Street, Suite C-1
                          Vancouver, British Columbia
                                    V6Z 2R1

                Telephone: (604) 257-3000 / Fax: (604) 602-9243


October 14, 1999


Rick Mark & Associates
250 -700 West Pender Street
Vancouver, British Columbia
V6C 1G8


Attention:  Don Foran

Re:  Consulting Agreement dated June 1, 1998, as amended January 25, 1999 (the
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     "Agreement")
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Please accept this letter as written notice of the election of Reconnaissance
Technologies Inc. (the "Company") to terminate the Agreement pursuant to section
5.3 thereof. In accordance with section 5.3, the Agreement will terminate 10 days from the date of this letter.

In accordance with section 5.4 and 5.6 of the Agreement, we confirm that within 10 business days you will receive 30,000 common shares of the Company pursuant to the Pre-Offer Termination Option. As per your request, such shares will be issued to the principals of Rick Mark & Associates in the amounts specified by you. In addition, the Company will pay to you the portion of your monthly retainer that has been billed and not yet paid, and a full one month's retainer for the month of May, 1999. The total of such amounts, including GST, is $7755.00.

In connection with the termination of the Agreement, we enclose a release executed by the Company. The document, once executed by you and delivered to the Company, releases both Rick Mark & Associates and the Company from any claims which may arise under the Agreement. Please execute the release and return a copy to our offices.

Reconnaissance Technologies Inc., and me personally, wish to thank you for your service to the Company over the past 12 months. Your efforts in raising financing were instrumental in the Company's success to date.

Yours very truly,

Reconnaissance Technologies Inc.
Per:
/s/ Michael McLean
Michael McLean

enclosure